UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 30, 2005


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           550 Water Street Suite 937                         32202
            Jacksonville, FL
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)



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Item 5.02 (d). Appointment of New Independent Directors.

On September 29, 2005, the Company announced the appointment of three new members to the Company's Board of Directors, Mr. Charles S. Stahl Jr., Mr. James
E. Morrison and Mr. Chris Wronski. These appointments were authorized by the Board on September 28, 2005 and accepted by the three new directors. All three directors are considered independent directors within the meaning of the SEC regulations and NASDAQ requirements. Mr. Stahl and Mr. Morrison have been appointed to the audit committee of the Board. Mr. Morrison is considered to be the Financial Expert. Mr. Wronski and Mr. Stahl have been appointed to the compensation committee of the Board. Mr. Morrison and Mr. Wronski have been appointed to the nominating committee of the Board. In addition, Mr. Morrison, Mr. Stahl and Mr. Wronski have been appointed as a special committee of the Board authorized to retain independent counsel and other experts and with their assistance investigate, review and determine the fairness of certain related party (disclosed in Report on Form 10K for year ended December 31, 2004) transactions and, if appropriate, initiate remedial actions. The special committee has retained Marshall Stevens to assist in valuing these transactions.

Charles S. Stahl, Jr. is a Chicago area based sole practitioner attorney with a concentration in corporate law and securities law. In 1995 he was Co-Founder, Director, Secretary and General Counsel, eClearing.com Inc, developer of the first known enterprise-grade payment solution for B2B net markets and electronic bill presentment and purchasing platforms. He was also from 1996 to 2000 the Founder, Director, Secretary and General Counsel, Internet Arbitration Services, Inc., conceived as the first, fully-automated online arbitration service in the world. From 1990 to 1995 he was an Attorney of Wildman, Harrold, Allen & Dixon, a Chicago-based law firm with 180 attorneys. From 1977 to 1990 he was an Attorney with Arvey, Hodes, Costello & Burman, a Chicago-based law firm with 60 attorneys. Mr. Stahl is a 1975 graduate of The John Marshall Law School, Chicago, Illinois receiving his Juris Doctor with honors.

James E. Morrison, CPA, CIRA has thirty-five years of experience in public accounting and consulting. Mr. Morrison is currently the President of Morrison Consulting, P.C. as well as TSSG, LLC, both specialized business consulting firms. He was previously associated with public accounting and consulting firms including Hoffman, Morrison & Fitzgerald, P.C., and Spicer & Oppenheim, a national certified public accounting and consulting firm, where he was a partner and member of the Partnership Board. From 1970 through 1982, Mr. Morrison was associated with Touche Ross & Co. in their Atlanta, Georgia, Charlotte and Raleigh, North Carolina offices.

During his career, Mr. Morrison has provided auditing services primarily to large public businesses in a variety of industries including banking and financial institutions, textile, steel and other major manufacturing enterprises as well as retail and agribusiness clients.

Mr. Morrison is a member of the American Institute of Certified Public Accountants and the Association of Insolvency and Restructuring Advisors. Mr. Morrison received a Bachelor of Science degree in Accounting from the University of Kentucky, where he graduated "With Distinction" and "Honors in Accounting."

Chris Wronski, Chairman of Zone Vision Networks, a London based company. which he founded in 1991 to exploit the opportunities of niche broadcasting worldwide It was originally formed to distribute television programes to the Central and Eastern European market. Within ten years, the business has expanded to become one of the world's leading digital channel creators and distributors. In 2005,

Chellomedia, a division of Liberty Global, Inc. acquired a 87.5% in the company, which is now known as Zone Vision Networks. Chellomedia is an innovative provider of content and services for communications and entertainment companies. Liberty Global is a leading international broadband communications provider of television, broadband internet and telephony services. Zone Vision's commitment to understanding and addressing the unique business needs of international cable and satellite operators has made it a regional specialist and leading global provider of multi-channel digital content. As a provider of quality television content, Zone Vision has five proprietary channel brands - Reality TV, Romantica, Europa Europa, Club and The Horror Channel. Today, Zone Vision's channels are broadcast in over 125 countries in 18 languages and with over 135 million paying subscribers, they have earned their place amongst the world's fastest growing digital channels providers. The company manages and co-ordinates all aspects of broadcast, except origination, on behalf of its channel partners managing over 60 million subscribers. Zone Vision's head office is in London with over 18 other offices worldwide employing over 190 local staff.

Item 8.01 Other Events: Updates.

In the Company's Annual Report on Form 10K for year ended December 31, 2004,filed on September 26, 2005, the Company reported that its Gizmondo Europe subsidiary paid the spouse of the Chairman $173,831, for consultancy services provided to Gizmondo Europe. In addition, Gizmondo Europe paid $163,855 to Bankside Law for legal fees incurred on behalf of the Chairman, personally. The Company included this amount as additional compensation to the Chairman.
In order to avoid any appearance of impropriety, the Chairman reimbursed the Company for these entire amounts on September 28, 2005.

The Company also reported that pursuant to a license agreement Gimzmondo Europe paid approximately $4.5 million to Northern Lights Software Ltd., a company in which the Company's Chairman is a Director and 23.5% owner. In order to avoid any appearance or doubt of impropriety, the Chairman also repaid this amount in full to the Company on September 29, 2005, pending the determination of the special committee of the fairness of the transaction to the Company, relying upon independent counsel and a fairness opinion of independent financial experts.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.


               None


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer       September 30, 2005
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